Exhibit 12.1

Computation of Earnings to Fixed Charges

CSX Corporation

Ratio of Earnings to Fixed Charges

(Millions of Dollars)

	FOR THE FISCAL PERIOD ENDED
	Sep. 28, 2007		Dec. 29, 2006		Dec. 30, 2005		Dec. 31, 2004		Dec. 26, 2003		Dec. 27, 2002
Earnings:
Earnings before Income Taxes	$1,362		$1,841		$1,036		$637		$195		$652
Interest Expense	302		392		423		435		418		445
Interest Portion of Fixed Rent	30		48		56		46		62		77
Undistributed earnings of unconsolidated subsidiaries	(35)		(48)		(56)		(139)		(32)		(38)

Earnings, as Adjusted	$1,659		$2,233		$1,459		$979		$643		$1,136

Fixed Charges:
Interest Expense	$302		$392		$423		$435		$418		$445
Capitalized Interest	4		3		2		3		3		3
Interest Portion of Fixed Rent	30		48		56		46		62		77

Fixed Charges	$336		$443		$481		$484		$483		$525

Ratio of Earnings to Fixed Charges	4.9	x	5.0	x	3.0	x	2.0	x	1.3	x	2.2

Computation of Earnings to Fixed Charges

CSX Transportation

Ratio of Earnings to Fixed Charges

(Millions of Dollars)

	FOR THE FISCAL PERIOD ENDED
	Sep. 28, 2007		Dec. 29, 2006		Dec. 30, 2005		Dec. 31, 2004		Dec. 26, 2003		Dec. 27, 2002
Earnings:
Earnings before Income Taxes	$1,128		$1,468		$977		$517		$216		$479
Interest Expense	186		218		166		111		102		113
Interest Portion of Fixed Rent	28		42		47		52		54		54
Undistributed earnings of unconsolidated subsidiaries	(25)		(37)		(30)		(25)		(20)		(19)

Earnings, as Adjusted	$1,317		$1,691		$1,160		$655		$352		$627

Fixed Charges:
Interest Expense	$186		$218		$166		$111		$102		$113
Capitalized Interest	4		3		2		3		3		3
Interest Portion of Fixed Rent	28		42		47		52		54		54

Fixed Charges	$218		$263		$215		$166		$159		$170

Ratio of Earnings to Fixed Charges	6.0	x	6.4	x	5.4	x	3.9	x	2.2	x	3.7